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                                                                      Exhibit 16



December 2, 2002

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of American Healthways, Inc.'s Form 8-K dated December 2, 2002, and have the following comments:

     1. We agree with the statements made in the first, second, fourth, and fifth paragraphs of Item 4(a)(1).

     2. We have no basis on which to agree or disagree with the statements made in the third paragraph of Item 4(a)(1).

     3. We have no basis on which to agree or disagree with the statements made in Item 4(b)(i).


     Yours truly,

     /s/ Deloitte & Touche LLP

     Nashville, TN